Exhibit 10.26

Mondelēz Global LLC Deerfield, IL 60015 USA

mondelezinternational.com

PRIVATE AND CONFIDENTIAL

James Kehoe

October 25, 2013

OFFER LETTER

Dear James,

I am very pleased to provide you with this letter confirming the verbal offer that has been extended to you for the position of Senior Vice President Operational Excellence for Mondelēz International. This position will report to Irene Rosenfeld Chairman and Chief Executive Officer.

You are being offered the position as a United States local employee. As such, you will be hired as a U.S. employee, compensated within the U.S. compensation structure and be subject to U.S. employment laws. This offer is subject to your acceptance of the terms and conditions outlined in this letter and the granting of a work permit where applicable.

The effective date of the appointment will be as soon as possible following the successful attainment of a proper visa for you to work for us in the United States.

Annualized Compensation (Target Opportunity)

Annual Base Salary	USD	475,000
Annual Incentive Plan (Target *- 55%)	USD	261,250
Long Term Incentives**	USD	710,000
-Performance Shares (Target *- 60%)	USD	285,000
-Target Stock Award Value	USD	425,000
Total Target Compensation	USD	1,446,250

*	Target as a percent of base salary.

Mondelēz Global LLC Deerfield, IL 60015 USA mondelezinternational.com

**	The value of the long-term incentive awards reflects the “economic value” of equity awards. For performance and restricted shares, the value reflects grant value. For stock option value, the value approximates the Company’s Black-Scholes value.

With this assignment, your base salary will be quoted in USD and will be reviewed in line with our U.S. compensation practices. Your next anticipated salary review will be April 1, 2014.

Annual Incentive Plan

You will be eligible to participate in the Mondelēz International Management Incentive Plan (MIP), which is the Company’s annual incentive program. Your target award opportunity under the MIP is equal to 55% of your base salary. The actual amount you will receive may be lower or higher depending on your individual performance and the performance of the Company overall. The maximum award under this program is 250% of your target opportunity. Your MIP eligibility will begin on your date of employment.

Long-Term Incentive Plan

Performance Shares

Your eligibility for the Mondelēz International performance share program (referred to as the Long-Term Incentive Plan or LTIP will commence with the 2014 – 2016 performance cycle. Your target opportunity under the LTIP is equal to 60% of your base salary at the beginning of the performance cycle and your target award will be based on the full performance cycle. The actual award you will receive may be lower or higher depending upon the performance of Mondelēz International, Inc. during the performance cycle. The number of performance shares under the 2014 – 2016 performance cycle is equal to your target value divided by the fair market value of Mondelēz International stock on the first business day of the performance cycle.

The 2014-2016 performance shares will vest in early 2017. You will receive accumulated dividend payments at the end of the vesting period based on the actual number of shares vested. It is anticipated that a new three year performance cycle will begin each year in January. Beginning in 2017, if you remain employed and performance is above threshold, performance shares will vest each year at the conclusion of each performance cycle.

Equity Program – Restricted Stock and Stock Options

You will also be eligible to participate in the Company’s restricted stock and stock option award program. Stock awards are typically made on an annual basis, with the next award anticipated to be granted in the first quarter of 2014. Awards have historically been delivered as follows: 50% of equity value is delivered in restricted stock and 50% in stock options. Actual award size is based on individual potential and performance. You will receive dividends on the restricted shares during the vesting period consistent in amount and timing with that of Common Stock shareholders.

Mondelēz Global LLC Deerfield, IL 60015 USA mondelezinternational.com

The number of stock options granted is typically communicated as a ratio relative to the number of restricted shares granted based on the “economic value” of the stock options. In 2013, Mondelēz International granted 5 stock options for every restricted share awarded. This ratio may change from year to year.

Sign On Incentives

As part of your employment offer, as an incentive to join Mondelēz International, upon hire, you will receive sign-on incentives in the form of cash and stock as follows:

Cash Sign-On Incentive:	$100,000 with a two-year repayment agreement, payable at date of hire.
Equity Sign-On Incentive:	$2,500,000 delivered partially as restricted stock (75%) and partially as stock options (25%) to vest as follows:
• 50% on your 1st anniversary;
• 25% on your 2nd anniversary and
• 25% on your 3rd anniversary

The actual number of shares that you will receive will be determined based upon the fair market value of Mondelēz International, Inc. Common Stock on your date of hire. You will be paid cash dividends on the restricted shares during the vesting period consistent in amount and timing with that of Common Stock shareholders.

In the event that you are involuntarily terminated for reasons other than cause prior to the full vesting of your sign-on equity, you will fully vest in the awards on the effective date of your termination.

For purposes of this offer letter, “cause” means: 1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability); 2) gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or 3) engaging in other conduct which materially adversely reflects on the Company.

The other terms and conditions set forth in Mondelēz International’s standard Stock Award Agreement will apply.

Mondelēz Global LLC Deerfield, IL 60015 USA mondelezinternational.com

Perquisites

You will be eligible for a company car allowance equal to $15,000 per year under the executive perquisite policy. You will also be eligible for an annual financial counseling allowance of $7,500. You may use any firm of your choosing and submit payments directly to the Company.

Deferred Compensation Program

You will be eligible to participate in the Executive Deferred Compensation Program. This program allows you to voluntarily defer a portion of your salary and/or your annual incentive to a future date. Investment opportunities under this program are designed to mirror the Company’s 401(k) plan. Additional information for this program can be made available upon request.

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to $800,000. You will have five years from your date of employment to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly, unvested restricted stock or share equivalents held in the Company’s 401(k) plan. It does not include stock options or unvested performance shares.

Other Benefits

If we mutually agree to terminate your employment in the future, your severance pay will be determined at that time in line with other similarly situated senior executives.

Your offer includes Mondelēz International’s comprehensive benefits package available to full-time salaried employees. Details and terms will be provided separately. You will be eligible for 30 days of paid time off.

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)

If you are subject to US tax law and if you are a “specified employee” (within the meaning of Code section 409A) as of your separation from service (within the meaning of Code section 409A): (a) payment of any amounts under this letter (or under any severance arrangement pursuant to this letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be paid upon your separation from service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the

Mondelēz Global LLC Deerfield, IL 60015 USA mondelezinternational.com first day of the seventh month following the date of your separation from service (within the meaning of Code section 409A); and (b) any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six-month period after your separation from service and, on the first day of the seventh month following your separation from service, the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.

Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Code section 409A) shall be subject to the following:

(a)	the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

(b)	the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

Other Terms and Conditions

If legally permitted, you will participate in the U.S. Social Security scheme. You will be a U.S. employee of Mondelēz International and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Mondelēz International is free to terminate the employment relationship at that time, for any reason.

The Company will support through our immigration advisor the application for an L1 visa for you and, if necessary or desired, a Green card application, to allow you to continue your employment with Mondelēz International.

This offer is contingent upon successful completion of our pre-employment checks, which may include a background screen, reference check and post-offer drug test pursuant to testing procedures determined by Mondelēz International.

Should you have any questions concerning this information, please call me.

Mondelēz Global LLC Deerfield, IL 60015 USA mondelezinternational.com

/s/ Karen May	October 29, 2013
Karen May	Date
Executive Vice President Human Resources

I agree to the terms and conditions stated therein and as outlined in the above Offer Letter.

/s/ James Kehoe	October 25, 2013
James Kehoe	Date